SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 20, 2008

BUCKHEAD COMMUNITY BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	333-144138	58-2265980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 East Paces Ferry Road, Atlanta, Georgia	30305
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 504-2557

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

On February 20, 2008, Buckhead Community Bancorp, Inc. (the “Company’) entered into subscription agreements with a small number of accredited investors including certain of our current Directors and entities with which such Directors are affiliated, whereby the Company agreed to issue a total of 186,995 units, each unit consisting of one share of the Company’s common stock, $0.01 par value, and one warrant for the purchase of an additional share of the Company’s common stock (each a “Warrant” and, each Warrant together with one share of common stock, a “Unit”), at a price of $25.00 per Unit, for total aggregate proceeds of $4,674,875 (collectively, the “Private Placement”). Each Warrant issued in the Private Placement has an exercise price of $25.00 per share, vests immediately upon issuance, and expires at 5:00 p.m., local Atlanta, Georgia, time on a date ten years following the date of issuance. Exercise of the Warrants may occur on a cashless basis, at the option of the Warrant holder.

The price per Unit was determined by an independent committee of the Board of Directors, consisting of Directors Douglass, Turner and Walker, none of whom participated in the Private Placement, either directly or indirectly. There were no brokerage or underwriting commissions paid in connection with the Private Placement. The Units were sold in the Private Placement under the exemption from registration provided by Rule 506 and Section 4(2) of the Securities Act of 1933, as they were transactions by an issuer that did not involve a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKHEAD COMMUNITY BANCORP, INC.

Dated: February 26, 2008	By:	/s/ Marvin Cosgray
Marvin Cosgray
Chief Executive Officer